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                                 EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Diametrics Medical, Inc.:



We consent to incorporation by reference in the Registration Statements (Nos. 33-83572, 33-97540, 333-24167 and 333-24169) on Form S-8 and (No.333-24079) on
Form S-3 of Diametrics Medical, Inc. of our report dated February 21, 1997, relating to the consolidated balance sheets of Diametrics Medical, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, common shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the annual report on Form 10-K of Diametrics Medical, Inc.
                                      /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 28, 1997